Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Francie Nagy, Investor Relations (212) 515-4625

GateHouse Media Completes Acquisition of Morris Publications

Fairport, New York. December 3, 2007 - GateHouse Media, Inc. (NYSE: GHS) announced today that it has completed the previously announced acquisition of several daily and non-daily publications from Morris Publishing Group for a purchase price of $115 million. The acquired publications are located in South Dakota, Florida, Kansas, Michigan, Missouri, Nebraska, Oklahoma and Tennessee and increase the Company’s reach from 19 states to 23.

About GateHouse Media

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 101 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 23 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”